EXHIBIT 99.1

For Immediate Release	February 15, 2006
Crown Crafts, Inc. Reports Third Quarter of Fiscal Year 2006 Results
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) reported net sales for the third quarter of fiscal year 2006, which ended January 1, 2006, of $17.9 million as compared to net sales for the third quarter of fiscal year 2005 of $20.7 million. Net income for the quarter was $1.1 million, or $0.05 per diluted share, compared to net income of $918,000, or $0.04 per diluted share, for the third quarter of fiscal year 2005.
For the first nine months of fiscal year 2006, the Company had net sales of $52.8 million, down from $60.6 million in the first nine months of fiscal year 2005. Net income for the first nine months of the current year was $1,946,000, or $0.09 per diluted share, compared to net income of $1.7 million, or $0.08 per diluted share, in the prior year.
The decrease in sales for the third quarter and the first nine months of fiscal year 2006 as compared to the same periods in the prior year is a result of changing customer purchasing and marketing strategies. Certain customers changed their marketing strategies to decrease the number of licensed products they carried. Sales were also negatively impacted as customers purchasing private label merchandise increased the number of items they sourced directly. The Company has continued to experience price erosion due to changing shipping points from FOB United States to FOB Asia on a program with one customer. The customer takes ownership of the merchandise prior to the Company incurring the cost of importation. Additionally, the elimination of quotas effective January 2005 on infant bedding items has also had a deflationary effect on prices. The Company has increased profitability in spite of declining sales by controlling costs and reducing interest expense.
“We are pleased with the results of our sourcing efforts and operational cost controls as gross margin and profitability have improved. We are not satisfied with our top line, and we are rapidly responding to market and customer changes in an effort to reclaim sales volume,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “The Company is aggressively pricing existing and new products; however, our philosophy is to maintain profitability in our business relationships,” Mr. Chestnut continued.
The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (800) 230-1074. Please refer to confirmation number 816269. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 3:45 p.m. Central Standard Time on February 15, 2006 through 11:59 p.m. Central Standard Time on February 22, 2006. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 816269.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items, diaper bags and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries with unstable political situations, the Company’s ability to successfully implement new information technologies, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2006	2004	2006	2004
Net sales	$17,882	$20,664	$52,826	$60,597
Gross profit	4,325	4,402	11,901	12,514
Gross margin	24.2%	21.3%	22.5%	20.7%
Income from operations	1,846	1,696	4,359	4,425
Net income	1,063	918	1,946	1,658
Basic income per share	0.11	0.10	0.20	0.17
Diluted income per share	0.05	0.04	0.09	0.08

Weighted Average Shares
Outstanding:
Basic	9,506	9,505	9,506	9,505
Diluted	21,749	21,154	21,513	21,935
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	January 1, 2006	April 3, 2005
Accounts receivable, net of allowances	$12,033	$14,368
Inventories, net of reserves	12,730	12,544
Total current assets	29,864	29,317
Goodwill	22,974	22,974
Total assets	54,705	54,124

Current maturities of long-term debt	19	2,317
Total current liabilities	8,178	8,164
Long-term debt	23,706	25,085
Total non-current liabilities	23,706	25,085

Shareholders’ equity	22,821	20,875
Total liabilities and shareholders’ equity	54,705	54,124

Contact:	Investor Relations Department
(225) 647-9146 or
Halliburton Investor Relations
(972) 458-8000